Exhibit 10.22

The Middlefield Banking Company

Annual Incentive Plan

1. Plan Objectives. The primary objective of this Annual Incentive Plan, which is referred to hereinafter as the Plan, is to promote the success of The Middlefield Banking Company by linking employee compensation to the bank’s financial success. The Plan is one means by which The Middlefield Banking Company can create on the part of its employees personal financial incentives to achieve corporate goals and objectives. The Plan is also one part of a comprehensive compensation package that The Middlefield Banking Company desires to make available so that it may attract and retain the employee talent that will give the bank a competitive advantage.

2. Plan Year and Term. The Plan Year is the calendar year. The Plan is effective beginning January 1, 2019 for the 2019 Plan Year. The Plan shall remain in effect for subsequent Plan Years and until terminated by the Board of Directors of The Middlefield Banking Company.

3. Eligibility. All full-time employees of The Middlefield Banking Company are eligible to participate in and receive awards under the Plan. Employees who receive awards or who are eligible to receive awards are referred to hereinafter as Participants, and each a Participant.

4. Plan Administration. (a) Plan Administration. The Plan shall be administered by those directors on the Compensation Committee of the Board of Directors of The Middlefield Banking Company who are considered independent under proxy voting guidelines issued by Institutional Shareholder Services, Inc. or similar proxy advisory firms registered under the federal securities laws (together, “Proxy Advisory Firms”). The Compensation Committee shall have the authority to construe and interpret the Plan and to adopt rules and regulations governing the administration of the Plan. Consistent with any limitations on the Compensation Committee’s authority that are explicitly stated in this Plan, the Compensation Committee also shall have authority to exercise all other duties and powers conferred on it by the Plan or that are incidental or ancillary thereto. To carry out its responsibilities under the Plan, the Compensation Committee may use agents and delegate to them such administrative duties as the Compensation Committee sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to The Middlefield Banking Company. A decision or action of the Compensation Committee concerning any question arising out of the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons.

(b) Final Authority to Determine the Performance Criteria and the Potential Award Amount. At the beginning of each Plan Year, the performance criteria and specific goals that must be satisfied in order for a Participant to become entitled to an incentive award for that Plan Year are established. The potential amount of a Participant’s award is determined at that time also. The Compensation Committee shall recommend to the Board of Directors of The Middlefield Banking Company the performance criteria, specific goals, and potential award amounts, but final approval of those criteria, goals, and potential award amounts is the responsibility of the nonemployee members of the Board of Directors. The Compensation Committee may delegate to agents, including but not limited to the Chief Executive Officer, the Chief Operating Officer, or others, the committee’s responsibility for making recommendations concerning the performance criteria, specific goals, and potential award amounts applicable to Participants other than the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, or any executive who serves also as a director of The Middlefield Banking Company or its holding company, but the Compensation Committee may not delegate its responsibility to recommend performance criteria, specific goals, and potential award amounts applicable to the Chief Executive Officer, to the Chief Operating Officer, to the Chief Financial Officer, or to any executive who serves also as a director of The Middlefield Banking Company or its holding company. The Compensation Committee shall make its recommendations to the nonemployee members of the Board of Directors within 60 days after the beginning of the Plan Year. Within 90 days after the beginning of the Plan Year, the nonemployee directors that are considered independent by Proxy Advisory Firms shall approve the performance criteria, goals, and potential award amounts. The performance criteria, goals, and potential award amounts approved by the nonemployee directors may be those recommended by the Compensation Committee or may be different from the criteria, goals, and amounts recommended by the Compensation Committee, but the performance criteria, goals, and potential award amounts shall be consistent with the limitations specified in section 5 of this Plan.

References in this Plan to actions taken and decisions made by the nonemployee directors mean actions taken and decisions made by a majority of all nonemployee directors of the Board of Directors of The Middlefield Banking Company, including the members of the Compensation Committee, acting at a meeting duly called and held or acting by written consent, in either case in a manner consistent with the articles of incorporation and regulations of The Middlefield Banking Company.

In their deliberations concerning the performance criteria for awards, the specific goals to be achieved, and the potential award amounts, both the Compensation Committee and the nonemployee directors shall take into account not only the terms of this Plan and the compensation policies and guidelines of The Middlefield Banking Company and its holding company, but also applicable regulatory limitations and guidance concerning compensation, including but not limited to the Interagency Guidance on Sound Incentive Compensation Policies adopted in June of 2010. The Compensation Committee and the nonemployee directors shall seek to ensure that this Plan is administered and that awards are determined in a manner that does not encourage unnecessary and excessive risks or earnings manipulation, that appropriately balances risks and rewards, that is compatible with effective controls and risk management, and that is supported by strong corporate governance, including active oversight by the Compensation Committee.

(c) Calculation of Award Amounts. Within 60 days after the end of a Plan Year, the Compensation Committee, acting through members that are considered independent by Proxy Advisory Firms, shall determine whether the performance criteria and goals applicable to a Participant for that Plan Year were achieved. Based on that determination, the Compensation Committee shall calculate the Participant’s award amount for that Plan Year, consistent with the criteria, goals, and potential award amounts approved under section 4(b) by the nonemployee directors for that Plan Year.

5. Incentive Awards. (a) Form of Award. Incentive awards shall be paid in cash and in no other form. Award amounts or potential award limits shall be stated as a percentage of a Participant’s annual compensation, or in the case of a salaried officer a percentage of the officer’s salary.

(b) Absolute Award Limit. Because a potential short-term cash incentive award can encourage excessive risk-taking if the potential award constitutes a dominant or excessively large portion of an employee’s total compensation, under no circumstance may the maximum potential cash award under this Plan to a Participant for a Plan Year exceed 36% of the Participant’s annual compensation (without taking the incentive award under this Plan into account), or 36% of salary in the case of a salaried officer.

(c) Awards Are Based on Full-Year Results Only. No incentive awards shall be made for performance measured over a period less than a full Plan Year, except as may be specifically allowed by this Plan.

(d) Awards. A Participant’s award under this Plan shall be based on two principal variables: the maximum potential award, stated as a percentage of annual compensation, or a percentage of annual salary in the case of a salaried employee, and the specific performance criteria and goals that must be satisfied in a Plan Year in order for the Participant to actually receive the incentive award payment.

(1) The first variable, the maximum potential award, is established by the nonemployee directors of the Board of Directors that are considered independent directors by Proxy Advisory Firms, and may change from one Plan Year to the next, subject to the 36% absolute award limit stated in section 5(b). For purposes of determining the maximum potential award, the nonemployee directors may for convenience segregate employees into categories or tiers. The maximum potential award of one category or tier of employee may be different from the maximum potential award of another category or tier of employee, and in the discretion of the nonemployee directors the maximum potential award may even be different from one employee to the next within the same category or tier.

(2) The second variable, the award performance criteria and the specific goals to be achieved, is likewise established by the nonemployee directors of the Board of Directors that are considered independent directors by Proxy Advisory Firms, may change from one Plan Year to the next, and likewise may be different for one employee category or tier from the performance criteria and goals applicable to another category or tier, and may even be different for one employee within a particular category or tier from the performance criteria and goals applicable to another employee within that same category or tier. Performance criteria can be divided into three distinct classes: (x) bank-wide performance criteria, (y) business unit or departmental performance criteria, and (z) individual performance criteria, with each employee category or tier being subject to varying combinations of any one or more of these three classes of performance criteria, as determined by the nonemployee directors.

The performance criteria and goals may take into account factors such as total revenue, revenue growth, net income, earnings, earnings growth, earnings per share, cash flow, efficiency ratio, total deposits, deposit growth, fee income, non-interest income, total loans, loan growth, loan charge offs, nonperforming assets-to-assets ratio, classified asset coverage ratio, return on assets, return on equity, customer satisfaction, peer data, market data, management input, and other factors.

If first recommended by the Compensation Committee directors that are considered independent directors by Proxy Advisory Firms, the nonemployee members of the Board of Directors may adjust or modify performance criteria and goals during a Plan Year to prevent the dilution or enlargement of awards that might otherwise result because of an unusual or extraordinary corporate item, transaction, event, or development that occurs during the Plan Year or that might result because of changes in applicable laws or accounting principles.

(3) As of the January 1, 2019 effective date of this Plan, the employee categories or tiers, identification of employees within each category or tier, and their maximum potential awards are illustrated in the table to follow. The table is included for illustrative purposes only. The employee categories or tiers and their maximum potential awards may be changed at any time by the nonemployee directors and may be different from those shown, except that the maximum potential award may not exceed 36% of annual compensation (or salary).

employee tier	maximum potential award	officers and employees
1	36.0%	President and Chief Executive Officer

2	24.0%	Chief Operating Officer and Chief Financial Officer

3	15.0%	Senior Vice Presidents, Head of Loan Administration, Risk Officer

4	12.0%	Vice Presidents

5	10.0%	Assistant Vice Presidents, Branch Managers, all other officers

6	8.0%	all other employees (including Lenders, Loan Administration Assistants, Collections/Special Assets, Tellers (all offices), Head Tellers (all offices), Audit Assistants, CSRs (all offices), Bookkeeping/Proof, Facilities)

As of the January 1, 2019 effective date of this Plan, the employee categories or tiers, their maximum potential awards, and the classes of performance criteria to which they are subject are illustrated in the tables to follow. The table is included for illustrative purposes only. The employee categories or tiers, their maximum potential awards, and the classes of performance criteria may be changed at any time by the nonemployee directors and may be different from those shown, although the maximum potential award may not exceed 36% of annual compensation (or salary).

employee tier	potential cash award as a percentage of annual compensation (or salary) based on achievement of performance goals*			classes of performance criteria and weight (not to exceed 100% in the aggregate) applicable to each employee category or tier
	minimum **	midpoint **	maximum **	bank-wide performance	business unit or departmental performance	individual performance
1	12% (if actual performance is 90% of goal)	24% (if actual performance is 100% of goal)	36% (if actual performance is 110% or more of goal)	100%	0%	0%

2	12% (if actual performance is 90% of goal)	18%** (if actual performance is 100% of goal)	24% (if actual performance is 110% or more of goal)	100%	0%	0%

3	9% (if actual performance is 90% of goal)	12% (if actual performance is 100% of goal)	15% (if actual performance is 110% or more of goal)	50%	0% to 50%	0% to 50%

4	6% (if actual performance is 90% of goal)	9% (if actual performance is 100% of goal)	12% (if actual performance is 110% or more of goal)	20% to 40%	20% to 80%	20% to 80%

5	4% (if actual performance is 90% of goal)	7% (if actual performance is 100% of goal)	10% (if actual performance is 110% or more of goal)	20% to 40%	20% to 80%	20% to 80%

6	4% (if actual performance is 90% of goal)	6% (if actual performance is 100% of goal)	8% (if actual performance is 110% or more of goal)	20% to 40%	0% to 80%	0% to 80%

*

Instead of performance ranges stated in percentage terms for the minimum, midpoint, and maximum awards, the Compensation Committee and nonemployee directors may establish specific numeric goals for the minimum, midpoint, and maximum awards. The award parameters stated in the table are included for illustrative purposes only.

**	The percentage achievement of the midpoint over the minimum and of the maximum over the midpoint will determine the proportionate incentive payment earned and paid for each of the goals.

The following hypothetical illustrates application of section 5(d).

Award potential established at the beginning of Plan Year X. Assume that for Plan Year X the potential award amounts and tiers are as set forth in the immediately preceding table. Assume that the nonemployee directors establish at the beginning of Plan Year X the following performance criteria for the following officers and employees –

•

tier 1, salary of $250,000: for the CEO, the only performance criteria are bank-wide performance criteria, and the specific goals established by the nonemployee directors for the CEO for Plan Year X are (1) net income after tax of $1.0 million and (2) reduction of the classified asset coverage ratio from 50% to 45%. The directors assign a 75% weight to the net income goal and a 25% weight to the classified asset coverage ratio goal

•

tier 2, salary of $200,000: for the CFO the only performance criteria are bank-wide performance criteria, and the only bank-wide goal established by the nonemployee directors for the CFO is net income after tax of $1.0 million

•

tier 3, salary of $100,000: for one of the bank’s Senior Vice Presidents, an officer with responsibility for loan operations, the performance criteria and goals established by the nonemployee directors are: (1) bank-wide performance goals of net income after tax of $1.0 million, reduction of the classified asset coverage ratio from 50% to 45%, and a 10% increase in interest income, with a 50% weight allocated to the aggregate of these bank-wide goals (the aggregate 50% weight being calculated based on a 75% weight assigned to the net income goal, a 15% weight for the classified asset coverage goal, and a 10% weight assigned to the interest income goal) (2) business unit goal of a 10% reduction of loan charge offs, with a weight of 30% allocated to this goal, and (3) an individual performance goal consisting of a determination that the individual achieved all expectations for the year, with a weight of 20% allocated to this goal

•

tier 4, salary of $75,000: a Vice President also involved in the lending function is subject to the exact same criteria and specific goals to which the Senior Vice President is subject, but with a weight of 40% assigned to the bank-wide performance goal (rather than 50%), 40% to the business unit goal, and 20% to the individual performance goal

•

tier 5, salary of $65,000: the Branch Manager of Branch A is subject to the following performance criteria and goals established by the nonemployee directors: (1) bank-wide performance goal of net income after tax of $1.0 million, with a weight of 20% allocated to this goal, (2) business unit goal of a 10% increase in deposits held at Branch A, with a weight of 60% allocated to this goal, and (3) an individual performance goal consisting of a determination that the individual achieved all expectations for the year, with a weight of 20% allocated to this goal

•

tier 6, annual compensation of $32,750: the performance criteria and goals of a Teller employed at Branch A are exactly the same as those of the Branch Manager, except that the weights are (1) bank-wide performance, 20% weight, (2) business unit goal, 10% weight, and (3) individual performance goal, 70% weight

Actual results for Plan Year X. By the 60th day of Plan Year X+1, the Compensation Committee determines that the following are the results for Plan Year X:

•	net income after tax of $1.05 million, or 105% of the goal

•	classified asset coverage ratio reduced by 5.0 percentage points to 45%, or 100% of the goal

•	interest income increased by only 9.5%, rather than by the 10% goal that is applicable solely to the Senior Vice President (tier 3) and Vice President (tier 4)

•	loan charge offs reduced more than 10%, or 106% of goal

•	the deposits of Branch A increased by 30%, or 300% of the goal

•

for purposes of the individual performance evaluations, the Compensation Committee concludes that the tier 3 Senior Vice President did not achieve expectations and that no portion of the Senior Vice President’s award shall be attributable to the individual performance factor. The Compensation Committee concludes also that the tier 4 Vice President precisely achieved expectations, that the tier 5 Branch Manager exceeded expectations, and that the tier 6 Teller greatly exceeded expectations.

Based on these results the Compensation Committee calculates the following awards:

portion of award attributable to
	bank-wide performance	business unit performance	individual performance
CEO, tier 1	with a 75% weight for achievement of 105% of the net income goal and a weight of 25% for achievement of 100% of the classified asset coverage goal, the combined performance is 103.8% of goal. Because this exceeds the midpoint for tier 1, the CEO’s award is a proportionate incentive payment between the midpoint 24% of salary and the maximum 36% of salary	not applicable	not applicable

CFO, tier 2	105% of goal is achieved. Because this exceeds the midpoint for tier 2, the CFO’s award is a proportionate incentive payment between the midpoint 18% of salary and the maximum 24% of salary	not applicable	not applicable

SVP, tier 3	the minimum 100% of goal is achieved for the classified asset portion of the bank-wide performance goal (15% weight), and 105% of the net income portion of the bank-wide performance goal (75% weight), but only 95% for the interest income goal (10% weight), so aggregate bank-wide performance is 103.25% of goal [(15% x 100%) + (75% x 105%) + (10% x 95%) = 103.25%]. Because this exceeds the midpoint for tier 3, the SVP’s award is a proportionate incentive payment between the midpoint 12% of salary and the maximum 15% of salary, multiplied by the 50% weight	the reduction of loan charge offs was 106% of goal, which exceeds the midpoint for tier 3, so this criterion accounts for an award equal to a proportionate incentive payment between the midpoint 12% of salary and the maximum 15% of salary, multiplied by the 30% weight	the SVP failed to achieve expectations, so this criterion accounts for an award of 0% of salary

VP, tier 4	100% of goal is achieved for the classified asset portion of the bank-wide performance goal (15% weight), and 105% of the net income portion of the bank-wide performance goal (75% weight), but only 95% for the interest income goal (10% weight), so aggregate bank-wide performance is 103.25% of goal [(15% x 100%) + (75% x 105%) + (10% x 95%) = 103.25%]. Because this exceeds the midpoint for tier 4, the VP’s award is a proportionate incentive payment between the midpoint 9% of salary and the maximum 12% of salary, multiplied by the 40% weight	loan charge offs are 106% of goal, which exceeds the midpoint for tier 4, so this criterion accounts for an award equal to a proportionate incentive payment between the midpoint 9% of salary and the maximum 12% of salary, multiplied by the 40% weight	this criterion accounts for an award equal to 1.2% of salary (20% weight of the midpoint 9% of salary)

Branch Manager, tier 5	results are 115% of the only bank-wide goal applicable to this employee. Because this is in the maximum award range for tier 5, the Branch Manager’s award is the maximum 2% of salary (20% weight of the 10% maximum)	results are 300% of goal, so this criterion accounts for the maximum award of 6.0% of salary (60% weight of the 10% maximum)	the Branch Manager exceeded expectations, so this criterion a proportionate incentive payment between the midpoint 7% of salary and the maximum 10% of salary, multiplied by the 20% weight

Teller, tier 6	results are 115% of goal. Because this is in the maximum award range for tier 6, the Teller’s award is the maximum award of 1.6% of compensation (20% weight of the 8% maximum)	results are 300% of goal, so this criterion accounts for the maximum award of 0.8% of compensation (10% weight of the 8% maximum)	this criterion accounts for the maximum award of 5.6% of compensation (70% weight of the 8% maximum)

(e) Award Forfeiture. If the Compensation Committee in its sole and absolute judgement determines that the individual performance of any Participant for a Plan Year failed significantly to satisfy expectations, or if the Compensation Committee determines in its sole and absolute judgement that the Participant engaged in fraudulent or unethical conduct in the course of the Participant’s employment or otherwise committed what the Compensation Committee concludes is an intentional violation of policy of The Middlefield Banking Company, the Compensation Committee shall rescind and shall not pay or provide for payment of an incentive award to that Participant for the Plan Year, regardless of whether the Participant’s individual performance is a criterion for an incentive award. In that case the Participant’s award for that Plan Year shall be forfeited in its entirety.

6. Time of Payment. Subject to the provisions of any separate written deferred compensation plan or agreement that may be applicable to a Participant, any incentive award payable under the Plan shall be paid as soon as practicable after the Compensation Committee’s determinations under section 4(c), but in no event shall payment be made (x) before the end of the Plan Year for which the award is made or (y) later than the 15th day of the third month after the end of the Plan Year for which the award is made.

7. Tax Withholding. The Middlefield Banking Company shall withhold from any amounts payable under this Plan any and all Federal, state, and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required under applicable law to be withheld from the payment.

8. Recovery of Awards. By accepting an award under this Plan, a Participant agrees to repay to The Middlefield Banking Company any award that is entirely or partially attributable to a financial reporting error. The award is entirely attributable to a financial reporting error if after the award is paid the financial statements of The Middlefield Banking Company are required to be restated because of a financial reporting error and, in the sole judgement of the Compensation Committee, (x) the award would not have been made had the financial reporting not occurred or (y) the Participant was responsible for the financial reporting error and the Compensation Committee concludes that the Participant committed the error knowingly. If an award is entirely attributable to a financial reporting error, the Participant shall repay promptly to The Middlefield Banking Company upon demand the entire amount of the award. A Participant shall be ineligible for any future awards under the Plan unless the Participant repays to The Middlefield Banking Company the entire amount demanded.

An award is partially attributable to a financial reporting error if after the award is paid the financial statements of The Middlefield Banking Company are required to be restated because of a financial reporting error and, in the sole judgement of the Compensation Committee, the award made to the Participant might have been made nevertheless but would have been made in a lesser amount had the financial reporting not occurred. If an award is partially attributable to a financial reporting error, the Participant shall repay promptly to The Middlefield Banking Company upon demand the portion of the award that the Compensation Committee determines is attributable to the financial reporting error. A Participant shall be ineligible for any future awards under the Plan unless the Participant repays to The Middlefield Banking Company the entire amount demanded.

9. Employment Termination. (a) Employment Termination after the End of a Plan Year. In the case of employment termination after the end of a Plan Year, a Participant forfeits the entire award for the completed Plan Year if the Participant’s employment terminates in the approximately 75-day period after the end of the Plan Year but before payment of the award for that Plan Year is made, unless (x) the Participant’s termination is an involuntary termination by The Middlefield Banking Company without cause, (y) the Participant’s termination is on account of death or disability, or (z) the Participant’s termination is a voluntary termination by the Participant after attaining age 65. If a Participant satisfies the performance award criteria that are applicable for a Plan Year but terminates employment in the approximately 75-day period after the end of the Plan Year but before receiving payment of the award, the award shall nevertheless be paid to the Participant or to the Participant’s estate or representative if the Participant’s employment termination is on account of involuntary termination by The Middlefield Banking Company without cause, death, disability, or voluntary termination after attaining age 65. For a Participant who would not otherwise be entitled to payment under this section 9(a) after employment termination, the Compensation Committee may in its sole discretion elect to make an award payment to a Participant whose employment terminates in the period after the end of a Plan Year but before payment of awards for that Plan Year is made.

(b) Employment Termination During a Plan Year. In the case of employment termination during a Plan Year, the Participant forfeits all expectation of and entitlement to an award for the Plan Year in which employment termination occurs, regardless of the reason employment termination occurs. In its sole discretion, however, the Compensation Committee may at the end of the Plan Year elect to make a pro rata award payment to the terminated Participant or to the Participant’s representative or estate, for example in the case of a Participant who retires during a Plan Year or who dies or becomes disabled during a Plan Year.

10. Amendment, Suspension, or Termination. The Board of Directors of The Middlefield Banking Company may amend, suspend, or terminate the Plan in whole or in part, but only if the Compensation Committee first recommends that action. Likewise, the Board of Directors also shall have authority to reinstate any or all of the provisions of the Plan if the Plan is suspended or terminated, but only if the Compensation Committee first recommends that action.

11. No Right to an Incentive Award or to Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action by The Middlefield Banking Company, by the Board of Directors, or by the Compensation Committee concerning the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an incentive award or any other benefit under the Plan, or any legal right to be continued in the employ of The Middlefield Banking Company.

12. Unfunded Arrangement. The Middlefield Banking Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Participants under the Plan. The Plan constitutes an unfunded plan. The Middlefield Banking Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor of The Middlefield Banking Company.

13. Non-Transferability of Benefits and Interests. No benefit payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors, and any such attempted action shall be void. This section 13 shall not apply to an assignment of a contingency or payment due (x) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (y) after the disability of a Participant to the disabled Participant’s personal representative.

14. Governing Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Ohio.

15. Non-Exclusivity. The Plan does not limit the authority of The Middlefield Banking Company, the Board of Directors, the Compensation Committee, or the Chief Executive Officer to grant awards or authorize any other compensation to any person under any other plan or authority.